EXHIBIT 23.2

To the Board of Directors
Viper Powersports, Inc.

Consent of Independent Registered Public Accounting Firm

          We hereby consent to the incorporation in the Registration Statement on Form SB-2/A for Viper Powersports, Inc. of our report dated March 23, 2006 on our audits of the consolidated financial statements of Viper Powersports, Inc. as of December 31, 2005 and 2004 and for the years then ended, which report appears in the Registration Statement. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

May 30, 2006